UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 16, 2016

Lamb Weston Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-37830	61-1797411
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

599 S. Rivershore Lane Eagle, Idaho	83616
(Address of principal executive offices)	(Zip Code)

(208) 938-1047

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2016, Lamb Weston Holdings, Inc. (the “Company”) announced that Robert M. McNutt, age 56, will serve as Senior Vice President and Chief Financial Officer of the Company, effective January 16, 2017 (the “Effective Date”). Mr. McNutt will begin employment with the Company on January 3, 2017 and succeed John F. Gehring, who is currently serving as Senior Vice President and Interim Chief Financial Officer, as of the Effective Date. Prior to joining the Company, Mr. McNutt served as Chief Financial Officer of Expera Specialty Solutions, LLC (a specialty paper company) from September 2013 to December 2016. Prior to joining Expera, Mr. McNutt served as Senior Vice President and Chief Financial Officer for Greif, Inc. (a global industrial packaging company) from January 2011 to July 2013 and, prior to that time, as Senior Vice President and Chief Financial Officer for Boise Inc. (a packaging and paper products manufacturer) from February 2008 to December 2010.

Mr. McNutt’s initial base salary will be $500,000. In addition, he will be eligible to participate in the Company’s annual and long-term incentive programs, beginning in the Company’s 2017 fiscal year, subject to achievement of the applicable performance conditions established by the Compensation Committee of the Board of Directors of the Company. Mr. McNutt will initially participate in the annual incentive program with a target opportunity of 80% of his annual base salary. Mr. McNutt will also be entitled to participate in the Company’s executive long-term incentive program. His participation in the program will provide an annual targeted opportunity equal to $1,000,000, vesting over three years.

Mr. McNutt will also receive a sign-on grant of restricted stock units with a grant date value equal to $500,000 that will vest on the third anniversary of the grant date, subject to the terms of the Company’s 2016 Stock Plan. Mr. McNutt will also be eligible to participate in the Company’s health and welfare and retirement programs generally applicable to employees of the Company. The terms of Mr. McNutt’s employment are summarized in a Letter Agreement, dated as of November 9, 2016 (the “Letter Agreement”), a copy of which is attached hereto as Exhibit 10.1. The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, which is incorporated by reference herein.

On November 16, 2016, the Company entered into an Interim Position and Non-Compete Agreement (the “Gehring Agreement”) with Mr. Gehring, which agreement is effective as of December 16, 2016 and is intended to cover the period after the expiration of his current (and previously disclosed) interim agreement. Under the Gehring Agreement, Mr. Gehring will continue to serve as the Senior Vice President and Interim Chief Financial Officer of the Company. Mr. Gehring’s employment under the Gehring Agreement is generally expected to continue until January 31, 2017, unless terminated on an earlier date in accordance with the terms of the Gehring Agreement. Mr. Gehring will continue to serve as the Company’s principal financial officer until the Effective Date.

During the term of the Gehring Agreement, Mr. Gehring will continue to receive a base salary at an annual rate of $650,000 and he will continue to participate in the Company’s annual incentive program with a target opportunity of 100% of his annual base salary. Mr. Gehring is also eligible for a payment of $150,000 as consideration for his execution and the nonrevocation of a customary release of claims in favor of the Company in connection with executing the Gehring Agreement. In addition, Mr. Gehring is subject to a two-year non-solicitation and one-year non-competition and mutual non-disparagement covenant pursuant to the terms of the Gehring Agreement.

A copy of the Gehring Agreement is filed as Exhibit 10.2 hereto. The foregoing description of the Gehring Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Gehring Agreement, which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Letter Agreement, dated as of November 9, 2016, between Lamb Weston Holdings, Inc. and Robert M. McNutt

10.2	Interim Position and Non-Compete Agreement, dated as of November 16, 2016, by and between Lamb Weston Holdings, Inc. and John F. Gehring

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAMB WESTON HOLDINGS, INC.

By:	/s/ Eryk J. Spytek
	Name:	Eryk J. Spytek
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: November 17, 2016

EXHIBIT INDEX

Exhibit Number	Description

10.1	Letter Agreement, dated as of November 9, 2016, between Lamb Weston Holdings, Inc. and Robert M. McNutt

10.2	Interim Position and Non-Compete Agreement, dated as of November 16, 2016, by and between Lamb Weston Holdings, Inc. and John F. Gehring